Calculation of Filing Fee Tables
S-8
Strata Critical Medical, Inc.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, par value $0.0001 per share	Other	12,104,544	$ 4.20	$ 50,839,084.80	0.0001381	$ 7,020.88
Total Offering Amounts:						$ 50,839,084.80		$ 7,020.88
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 7,020.88
Offering Note
[1]	Covers Common Stock under the Strata Critical Medical, Inc. 2021 Omnibus Incentive Plan (the "Incentive Plan") and, pursuant to Rule 416(a) under the Securities Act of 1933, as amended, an indeterminate number of additional shares of Common Stock that may be offered and issued under the Incentive Plan to prevent dilution resulting from stock splits, stock distributions or similar transactions. Fee is calculated pursuant to Rule 457(h)(1) and Rule 457(c) under the Securities Act based on a price of $4.20 per share of Common Stock, which is the average of the high and low price per share of Common Stock as reported by the Nasdaq Capital Market on November 20, 2025.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A